EXHIBIT 10.21

Amendment to the Agreement dated December 14, 1999 by and between CTV
Television Inc. and Blue Zone Productions Ltd. dated September 26, 2001.

September 26, 2001

Mr. Mark Devereux
Blue Zone Productions Ltd

Delivered by FAX and
EMAIL with original to
follow by mail

Re: Agreement dated December 14, 1999 (“Agreement”) by and between CTV Television Inc. (“CTV”) and
Blue Zone Productions Ltd. (“Blue Zone”)

Further to several conversations between our respective organizations with respect to the above referenced Agreement, I wish to confirm our agreement:

LICENSE TO BLUE ZONE INTELLECTUAL PROPERTY

1.     Blue Zone hereby grants, effective as of September 21, 2001, to CTV a non-exclusive, worldwide license (the “License”) to use the Blue Zone Intellectual Property for the purposes described in Section 5(d)(1) of the Agreement for the period commencing on September 21, 2001 and continuing until September 20, 2002 (the “License Period”). For certainty, all representations, warranties and indemnities of Blue Zone set out in the Agreement and which are applicable to the license of the Blue Zone Intellectual Property shall continue to apply to the License granted herein, notwithstanding the termination or expiration of such Agreement.

For purposes of this letter agreement, it is acknowledged and agreed that the permitted uses of the License granted as described above shall include all current uses by CTV of the Blue Zone Intellectual Property.

2.     Section 13 of the Agreement is deleted in its entirety.

Unless earlier terminated in accordance with this Item 2 or unless renewed by mutual written agreement of the parties, the Agreement will terminate on December 31, 2001 without obligation for either party to give notice. Either party may terminate the Agreement, the License and this letter agreement immediately by written notice to the other party if:

(a)   the other party becomes insolvent or makes an assignment for the benefit of creditors generally, or a petition in bankruptcy is filed against the other party, or proceedings are taken to wind up the other party or if a receiver or receiver-manager is appointed for the other party or any of its assets; or

(b)   the other party defaults in the performance of any of its material obligations under this letter agreement or the Agreement, and fails to remedy that default within 30 days after receipt from the non-defaulting party of written notice specifying the default.

(c)   the parties have not agreed upon a form of Escrow Agreement, made CTV a beneficiary under the Escrow Agreement and deposited the Deposited Material with the Agent as provided in Item 7 below before October 28, 2001, except where the reason for the failure was outside of the control of CTV.

Notwithstanding the foregoing, the fact that CTV terminates the Agreement or the Letter Agreement as a result of Blue Zone becoming insolvent, making an assignment for the benefit of creditors generally, having a petition in bankruptcy filed against it, taking proceedings to wind up, or having a receiver or receiver-manager appointed for it, will not terminate the License or relieve Blue Zone or its successors from its obligations pursuant to Sections 7, 8 and 9.

The License and this letter agreement will automatically terminate without obligation of either party to give notice on September 20, 2002 unless terminated earlier according to the provisions herein or extended by mutual agreement of the parties. Sections 5 (a), (c)(1) and c(2), (e), (g), (h), 6, 10, 15 of the Agreement shall survive termination of the Agreement. Items 2, 3, 4 (other than Section 4(b), 8, 9 and 10 of this letter agreement will survive termination of the letter agreement.

3.     The License shall not be subject to CTV acquiring or retaining any Web management or hosting services from Blue Zone. In this regard the provisions related to the management and hosting of the CTV Web Site set out in the Agreement (including for certainty Section 4 of the Agreement) shall, notwithstanding anything to the contrary in the Agreement, be terminated effective as of October 1, 2001 and, as of such date, neither party shall have any further obligations or rights under the Agreement with respect to same.

4.     In consideration for the License for the License Period as described in Item 1, CTV shall pay to Blue Zone an amount equal to one hundred and twenty thousand dollars ($120,000) Cdn. funds, (the “License Fee”) payable as follows:

(a) $60,000 Cdn funds payable immediately upon execution of this letter agreement, by wire transfer to a Blue Zone bank account, the details of which will be provided to CTV by Blue Zone in writing; and

(b) the remaining $60,000 Cdn. funds payable immediately upon execution of the Escrow Agreement (as described below) and written confirmation of deposit of the Deposited Materials with the Agent.

The License fees payable under this Item 4 are non-refundable, notwithstanding termination of this letter agreement.

SUPPORT SERVICES

5.     For the month of October, Blue Zone will continue to provide to CTV the support as contemplated in the Maintenance and Service Level Agreement by and between the parties dated June 1, 2001 (the “SLA”). CTV will pay to Blue Zone on October 1, 2001: (a) 50% of the Monthly Fee owing under the SLA less the accumulated credits calculated pursuant to Section 3 of the SLA for unavailability in the month of September; and (b) by no later than November 5, 2001, the balance of the amount owing for the support provided by Blue Zone during the month of October, less any additional credits to which CTV may be entitled pursuant to Section 3 of the SLA for unavailability in the month of October.

CTV hereby notifies Blue Zone, and Blue Zone hereby acknowledges and agrees, that CTV does not wish to renew the SLA for the period after October 31, 2001 and that accordingly the SLA will be terminated effective October 31, 2001.

CTV shall pay to Blue Zone an amount equal to twenty four thousand, four hundred and eighty-nine dollars and twenty cents ($24,489.20) Cdn. funds, as net payment for the fees owing under the SLA for the period between September 1, 2001 and September 30, 2001 after deducting all credits which CTV may be entitled to pursuant to Section 3 of the SLA for any unavailability which may have arisen prior to September 1, 2001. Such funds will be payable immediately upon execution of this letter agreement, by wire transfer to a Blue Zone bank account, the details of which will be provided to CTV by Blue Zone in writing.

6.     Commencing on November 1, 2001, Blue Zone agrees to provide to CTV technical and operational support (the “Support”) related to the Blue Zone Intellectual Property to CTV on a monthly basis. The Support shall consist of: (i) the provision of upgrades, bug fixes and patches for the Blue Zone Intellectual Property (excluding labour); (ii) on-call support availability with maximum 1 hour call-back response time each day during the hours of 07:00 (EST) to 24:00 (EST); (iii) on-call support availability with maximum 2 hour call-back response time each day during the hours of 24:00 (EST) to 07:00 (EST); and (iv) such other details and support levels as mutually agreed to by the parties, acting reasonably and negotiating in good faith. Blue Zone will make reasonable commercial efforts to promptly resolve material problems and errors with the Blue Zone Intellectual Property which are within its control provided that it receives all necessary assistance from CTV. For clarity, the response times referred to above are not guarantees of resolution times of any problem or error with the Blue Zone Intellectual Property. In consideration for such Support, CTV agrees to pay to Blue Zone a fee (the “Support Fee”) of four thousand dollars ($4,000) Cdn. funds per month plus all applicable taxes.

Blue Zone acknowledges and agrees that CTV may terminate such Support arrangements upon thirty (30) days written notice to Blue Zone.

ESCROW ARRANGEMENT

7.     The parties agree to use best efforts and to negotiate in good faith to conclude a source code escrow agreement (the “Escrow Agreement”) for the Blue Zone Intellectual Property by September 28, 2001 or as soon as possible thereafter.

The Escrow Agreement will include terms which: (a) require Blue Zone to deposit with an industry recognized escrow agent (the “Agent”), to be held in escrow, the source code (in human readable form) for all of the Blue Zone Intellectual Property (the “Deposited Material”); (b) require Blue Zone to update the Deposited Material each and every instance where there is a material change to the Deposited Material made by Blue Zone or its designate (including all material bug fixes, any updates, any upgrade or any other enhancements); and (c) authorize and require the Agent to transfer and make available the Deposited Material to CTV for use by CTV only for the purpose of continuing the benefits afforded to CTV pursuant to the License and support related to the Blue Zone Intellectual Property as contemplated by this letter agreement in the event of, and only for such period of time as, any of the following conditions exist, including: (i) Blue Zone filing for bankruptcy or seeking similar relief under any applicable law; (ii) a receiver, trustee or similar officer being appointed for the business or property of Blue Zone; or (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws being instituted against Blue Zone and not stayed, enjoined, contested or discharged within thirty (30) days; or (iv) Blue Zone failing to carry on business in the ordinary course (collectively, the “Release Conditions”), provided that CTV provide the Agent and Blue Zone with an acknowledgement that it will only use the Deposited Material in accordance with this Item 7 and the License.

Upon the discontinuance or removal of any of the Release Conditions, CTV will destroy or return to the Agent all of the Deposited Materials and any copies thereof and provide Blue Zone with an officer’s certificate to that effect and CTV will thereafter have no right to use any of the Deposited Materials.

The fees and expenses for the foregoing escrow arrangement described in this Item 7 shall be borne by Blue Zone. The Escrow Agreement will provide that in the event that the Agent will not act where Blue Zone does not pay any fees and expenses due to the Agent under the Escrow Agreement, CTV may pay such fees and expenses and Blue Zone will immediately reimburse CTV.

8.     The parties agree that the arrangement contemplated herein is binding on the parties, shall be governed by the laws of the Province of Ontario and shall enure to the benefit of their respective successors and permitted assigns.

9.     In connection with the planned migration of hardware associated with the CTV Web Site, Blue Zone hereby agrees to provide to CTV all necessary passwords and other reasonable assistance to effect an orderly and seamless migration at Blue Zone standard hourly rates.

10.     For clarity, unless the context otherwise requires, all capitalized terms used herein shall have the meaning set out in the Agreement. Further, in the event of a conflict between the terms and conditions of this letter agreement and the terms and conditions set out in the Agreement, the terms and conditions of this letter agreement shall prevail and apply.

This letter agreement is a written, binding amendment to the Agreement as contemplated by Section 15(g) of the Agreement.

I trust the foregoing accurately reflect our discussions and would appreciate you confirming your agreement with same by signing below and returning to me by facsimile at (416) 815-4543 with an original to follow by mail.

Yours truly,

/s/ Kevin Assaff

Kevin Assaff

                    Acknowledged and Agreed to by Blue Zone Productions Ltd.

                    By: /s/ Bruce Warren

                    Name: Bruce Warren

                    Title: President and Chief Executive Officer

                    Date: September 27, 2001